Exhibit 2.1

AMENDMENT NO. 1 TO BUSINESS COMBINATION AGREEMENT

This AMENDMENT NO. 1 TO BUSINESS COMBINATION AGREEMENT (this “Amendment”) is made and entered into as of December 19, 2023, by and among Mars Acquisition Corp., a Cayman Island exempted company (the “Purchaser”), ScanTech AI Systems Inc., a Delaware corporation and a wholly owned subsidiary of the Purchaser (“Pubco”), Mars Merger Sub I Corp., a Cayman Islands exempted company and a wholly owned subsidiary of Pubco, Mars Merger Sub II LLC, a Delaware limited liability company and a wholly owned subsidiary of Pubco, ScanTech Identification Beam Systems, LLC, a Delaware limited liability company (the “Company”), and Dolan Falconer in the capacity as the representative from and after the Effective Time for the Company Holder Participants as of immediately prior to the Effective Time. Capitalized terms used and not otherwise defined in this Amendment shall have the meanings given to them in the Business Combination Agreement (as defined below).

W I T N E S S E T H:

WHEREAS, the parties hereto are parties to a Business Combination Agreement, dated as of September 5, 2023 (the “Original Agreement”); and

WHEREAS, in accordance with the terms of Section 10.11 of the Original Agreement, the parties desire to amend the Original Agreement upon the terms and subject to the conditions set forth herein (the Original Agreement, as amended pursuant to this Amendment and as may be further amended, supplemented, modified and/or restated from time to time, the “Business Combination Agreement”).

NOW, THEREFORE, in consideration of the foregoing and the respective covenants and agreements set forth below, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

Section 1.    Amendments to the Business Combination Agreement.

Article VIII, Section 8.1(b) of the Business Combination Agreement shall hereby be amended and restated in its entirety as follows:

“(b) by written notice by the Purchaser or the Company if any of the conditions to the Closing set forth in Article VII have not been satisfied or waived by the earlier to occur of (x) May 15, 2024 and (y) the deadline by which the Purchaser must complete its Business Combination in accordance with the Purchaser’s then-current Organizational Documents (the “Outside Date”); provided, however, that the right to terminate this Agreement under this Section 8.1(b) shall not be available to a Party if the breach or violation by such Party or its Affiliates of any representation, warranty, covenant or obligation under this Agreement was the cause of, or resulted in, the failure of the Closing to occur on or before the Outside Date.”

Section 2.    Effectiveness of Amendment. Upon the execution and delivery hereof, the Business Combination Agreement shall thereupon be deemed to be amended as hereinabove set forth as fully and with the same effect as if the amendments made hereby were originally set forth in the Business Combination Agreement, and this Amendment and the Business Combination Agreement shall henceforth respectively be read, taken and construed as one and the same instrument, but such amendments shall not operate so as to render invalid or improper any action heretofore taken under the Business Combination Agreement.

Section 3.    General Provisions.

(a)     No Further Amendment. The parties hereto agree that all other provisions of the Business Combination Agreement shall, subject to the amendments set forth in Section 1 of this Amendment, continue unmodified, in full force and effect and constitute legal and binding obligations of the parties in accordance with their terms. This Amendment is limited precisely as written and shall not be deemed to be an amendment to any other term or condition of the Business Combination Agreement or any of the documents referred to therein. This Amendment shall form an integral and inseparable part of the Business Combination Agreement. From and after the date of this Amendment, each reference in the Business Combination Agreement to “this Agreement,” “hereof,” “hereunder” or words of like import, and all references to the Business Combination Agreement in any and all agreements, instruments, documents, notes, certificates and other writings of every kind of nature (other than in this Amendment or as otherwise expressly provided) will be deemed to mean the Business Combination Agreement, as amended by this Amendment, whether or not this Amendment is expressly referenced.

(b)    Miscellaneous; Other Terms. The provisions of Article X of the Business Combination Agreement are incorporated herein by reference and shall apply to the terms and provisions of this Amendment and the parties hereto, mutatis mutandis.

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IN WITNESS WHEREOF, each of the parties hereto has caused this Amendment to be executed as of the date first written above.

The Purchaser:

Mars Acquisition Corp.

By:	/s/ Karl Brenza
	Name:	Karl Brenza
	Title:	CEO and CFO

Pubco:

ScanTech AI Systems Inc.

By:	/s/ Karl Brenza
	Name:	Karl Brenza
	Title:	Director

Purchaser Merger Sub:

Mars Merger Sub I Corp.

By:	/s/ Karl Brenza
	Name:	Karl Brenza
	Title:	Director

Company Merger Sub:

Mars Merger Sub II LLC

By:	/s/ Karl Brenza
	Name:	Karl Brenza
	Title:	Member

The Company:

ScanTech Identification Beam Systems, LLC

By:	/s/ Dolan Falconer
	Name:	Dolan Falconer
	Title:	Chief Executive Officer and President

The Seller Representative:

Dolan Falconer, solely in the capacity as the Seller Representative hereunder

By:	/s/ Dolan Falconer

[Signature Page to Amendment No. 1 to Business Combination Agreement]